SOUTHERN CALIFORNIA EDISON COMPANY AND CONSOLIDATED UTILITY-RELATED SUBSIDIARIES

RATIOS OF EARNINGS TO FIXED CHARGES

(Thousands of Dollars)
                                                                                               9 Months     9 Months   12 Months
                                                                                                Ended        Ended       Ended
                                  2002        2003         2004         2005        2006       9/30/06      9/30/07     9/30/07
                               ----------- ----------- ------------ ----------- ----------     ---------    --------   ---------

EARNINGS BEFORE INCOME
  TAXES AND FIXED CHARGES:

Income before interest
  expense (1)                   $2,473,121 $ 1,727,267 $  1,767,449 $ 1,414,472 $ 1,682,968 $ 1,381,751 $ 1,237,179 $ 1,538,212
Add:
  Rentals (2)                        1,240         638          776       1,313       2,043       1,416       2,547       3,160
  Allocable portion of
     interest on long-term
     Contracts for the
     purchase of power (3)           1,616       1,568        1,515       1,457       1,393       1,051         999       1,341
  Amortization of previously
     capitalized fixed charges       1,440       1,638        1,405       1,579       1,196         937       1,128       1,387
                               ----------- ----------- ------------ ----------- ----------- ----------- ----------- -----------
Total earnings before income
  taxes and fixed charges (A)  $ 2,477,417 $ 1,731,111 $  1,771,145 $ 1,418,821 $ 1,687,600 $ 1,385,155 $ 1,241,853 $ 1,544,100
                               =========== =========== ============ =========== =========== =========== =========== ===========

FIXED CHARGES (5):
  Interest and amortization    $   584,442   $ 451,792 $    399,169 $   370,650 $   418,572 $   310,160 $   348,273 $  456,683
  Rentals (2)                        1,240         638          776       1,313       2,043       1,416       2,547      3,160
  Capitalized fixed charges -
     nuclear fuel (4)                2,466       1,026          839       1,075       2,439       1,769       1,392      2,062
  Allocable portion of interest
     on long-term contracts for
     the purchase of power (3)       1,616       1,568        1,515       1,457       1,393       1,051         999      1,341
                               ----------- ------------ ----------- ----------- ----------- ----------- ----------- ----------
Total fixed charges (B)        $   589,764 $   455,024 $    402,299 $   374,495 $   424,447 $   314,396 $   353,211 $  463,246
                               =========== =========== ============ =========== =========== =========== =========== ==========

RATIO OF EARNINGS TO
  FIXED CHARGES (A) / (B):            4.20        3.80         4.40        3.79       3.98        4.41         3.52       3.33
                               =========== =========== ============ =========== ========== =========== ============ ==========

(1)  Includes allowance for funds used during construction and accrual of unbilled revenue.
(2)  Rentals include the interest factor relating to certain significant rentals plus one-third of all remaining annual rentals, except for amounts allocated to power purchase contracts that are classified as operating leases.
(3)  Allocable portion of interest included in annual minimum debt service requirement of supplier.
(4)  Includes fixed charges associated with Nuclear Fuel. The amounts for 2002 & 2003 are restated.
(5)  Interest expenses associated with income taxes are reflected as a component of income tax expense and are excluded from the determination of fixed charges.